Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Enpath Medical, Inc.

Jim Hartman (763) 577-2212

EVC Group Doug Sherk (415) 896-6820 Anne Bugge (206) 926-5220

Enpath Medical Reports Fourth Quarter and Full Year 2003 Results

2003 Lead Technologies Division Sales Grow 150%

Conference Call Today at 1:30 PM CST

MINNEAPOLIS / February 18, 2004—Enpath Medical, Inc. (NasdaqNM: NPTH) (formerly Medamicus, Inc.) today reported financial results for the fourth quarter and year ended December 31, 2003.

Sales increased 41% in the fourth quarter of 2003 to $6.5 million compared to $4.7 million in the fourth quarter of 2002.  For the full year 2003, sales rose 10% to $19.6 million compared with $17.9 million in the prior year.  Fourth quarter and full year 2003 results include sales of $2.5 million from the Company’s acquisition of BIOMEC Cardiovascular, Inc. (“BCI”), which closed on October 23, 2003.  For the full year, BCI sales grew 150% to $10.5 million compared with 2002.

As estimated in a news release issued on January 22, 2004, Enpath Medical reported a net loss for the fourth quarter of $1.2 million or $.22 per diluted share, after a one-time research and development expense write-off of $2.7 million related to the BCI acquisition.  In the fourth quarter of 2002, Enpath reported net income of $873,000 or $0.18 per diluted share. For the full year 2003, the Company reported net income of $309,000 or $0.06 per diluted share, after the write-off of the $2.7 million research and development expense, compared with $2.9 million or $0.57 per diluted share for the prior year.

“During the fourth quarter we completed the acquisition of BCI and built sales momentum that is carrying us into 2004.  Our transformation continued earlier this month with the creation of two operating divisions and the adoption of our new name, Enpath Medical,” said James D. Hartman, Chairman and CEO.  “BCI, now known as the Lead Technologies Division of Enpath Medical, finished off a very strong year benefiting from sales of its specialty epicardial leads into the rapidly growing cardiac resynchronization market (CRT) for congestive heart failure.  The Medamicus group, now known as the Delivery Systems Division, expects to begin shipments of the FlowGuard™ introducer in the first quarter, an exciting proprietary product that we believe can become the standard of care for the placement of dialysis catheters, because of its ability to significantly minimize the potential of a fatal air embolism and reduce blood loss.”

“Mid-year, the Delivery Systems Division plans to launch the first safety introducer for conducting peripheral access procedures such as inserting drug infusion catheters, a product that has received very favorable reviews from nurses and clinicians in focus group evaluations.  Additionally, Cook, Incorporated will begin U.S. customer shipments of our Axia RSNTM safety needle for both the venous and arterial procedures market, an effort that we expect will significantly increase sales of this U.S. Government-mandated product.  In 2003, sales of safety needles grew from $200,000 in 2002 to $600,000,” Mr. Hartman added.

Gross margins in the fourth quarter and the full year 2003 were 37.4% and 40.7% respectively, as compared with gross margins of 48.0% and 46.9% in the comparative prior year periods.  The decline was related to a voluntary product recall to correct a design issue on FlowGuard, a discontinued supply arrangement with Medtronic for a high margin delivery system, amortization of intangible assets from the BCI acquisition and lower margins from the Lead Technologies Divisions’ product mix. Currently, over 50% of the Lead Division’s revenue is generated from contract manufacturing that carries margins significantly under Enpath’s overall average. The Company expects gross margins to improve in 2004 with the re-launch of FlowGuard, manufacturing efficiencies and from the mix shift to proprietary product sales from contract manufacturing for the Lead Technologies Group.

Selling, general and administrative expenses grew to $1.1 million as compared to $537,000 in the prior year’s fourth quarter due to expenses associated with the acquisition of BCI and planned growth of sales and marketing activities for the

Delivery Systems Division.  For the year, selling, general and administrative expenses grew 36% to $3.1 million compared to the prior year expenses of $2.3 million.

Research and development expenses increased to $786,000 or 12.0% of sales in the fourth quarter compared to $424,000 or 9.1% of sales in the fourth quarter of 2002, before the write-off of the $2.7 million of research and development expenses related to the BCI acquisition.  For the year, research and development expenditures were 10.1% of sales or $2.0 million compared to $1.7 million in 2002 or 9.3% of sales, again before the $2.7 million write-off.  The fourth quarter increase was the result of increased activities related to advanced delivery system projects plus the inclusion of BCI into the Company’s results.

As discussed in the company’s press release of January 22, 2004, approximately $6 million of the BCI purchase price was allocated to identifiable intangible assets that will be amortized over their estimated lives which range from five to thirty years.  As a result the Company will incur an annual charge to earnings of approximately $610,000 per year for the next six years and then lesser amounts in future years.  The amortization will result in an annual charge of approximately $215,000 to cost of goods sold, $135,000 to selling, general and administrative and $260,000 to research and development.  $100,000 of this amortization was included on a pro rata basis to these categories in the fourth quarter of 2003.

2004 Outlook and Guidance

“The Lead Technologies Division starts 2004 with a full plate of development projects including placement of an anti-inflammatory steroid on the electrode of its epicardial lead to reduce potential scar tissue,” Hartman stated.  “This enhancement should greatly improve performance of the lead and position it as the lead of choice for physicians conducting an epicardial placement.  While this development project has very exciting potential, it requires the more rigorous FDA approval process that will increase our research and development expenditures.   As we launch the lead in the European market in the second half of the year we should see increased revenue and profitability from the improved lead as well as sales of an improved delivery system for the lead.”

“The largest opportunity for the Delivery Systems Division is in the development of steerable introducer systems,” Hartman continued.  “We are currently partnered with numerous companies to develop these advanced delivery systems for a wide range of new therapies.  Each of these companies is working on therapies addressing large potential markets and should some or all of these products become commercially accepted, we have the opportunity to share in their success.  I would not anticipate any significant revenue from these projects until 2005.  We are also developing our own proprietary line of sophisticated FDA approved steerable introducers that will be usable in a number of interventional procedures and will help accelerate our customers time to market.”

The Company expects sales in 2004 to increase by approximately 70 to 80% over 2003 reflecting a full year of Lead Technologies sales plus revenue from new product introductions at both divisions.  It expects gross margins to increase to a range of 40 to 44% and selling, general and administrative expenses to approximate the 2003 level of 15 to 16% of revenue, both including the amortization of identifiable intangible assets related to the acquisition.  Research and development expenses are expected to rise to approximately 14 to 15% of sales in the first half of the year due to the development work on the rigorous approval process for the steroid epicardial lead, and then decline in the second half of the year to the more historical 10 to 11% range, including the identifiable intangible amortization.   We expect the Company’s tax rate will decline to approximately 32% of income as a result of the availability of R & D credits.

Conference Call Today

The Company will host a conference call today at 1:30 PM, CST/2:30, EST to discuss its financial results, outlook for 2004 and current corporate developments.  To participate in the call dial (877) 316-4801, provide the Company name and Jim Hartman as the Leader’s name.  A live webcast can be accessed on the Enpath Medical website, www.enpathmed.com, by clicking on the Year-end 2003 conference call window. A taped replay of the call will be available approximately one hour after the conclusion of the call until February 26, 2004, by calling (800) 642-1687 and referencing ID#5488960.  An audio replay of the webcast will be archived on the Enpath website until February 19, 2005.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies.  Its products include venous vessel introducers, epicardial and endocardial stimulation leads, safety needles and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation and hearing restoration markets.  Its products are sold worldwide through partnering relationships with other medical device companies.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-KSB for the year ended December 31, 2002, as well as in our quarterly reports on Form 10-Q and in our Proxy Statement/Prospectus dated September 12, 2003.  Among the factors that could cause results to differ materially are the following: the ability of Enpath to successfully integrate the BCI operation; Enpath’s dependence upon a limited number of key customers for its revenue; Enpath’s ability to complete development of its steroid epicardial lead and delivery tool; Enpath’s ability to find distribution partners for its steroid lead and delivery tool; Enpath’s dependence upon licensing agreements with third parties for the technology underlying some of its products, especially the safety needle; the ability of Enpath to negotiate and enter into safety needle supply agreements with major medical device companies and the ability of Enpath and these customers to achieve market acceptance of the safety needle; Enpath’s ability to effectively manufacture its safety needle using its automated safety needle assembly equipment in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; patent and government regulatory matters; economic conditions; and Enpath’s ability to raise capital.  All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements.  In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Consolidated Condensed Balance Sheets

	Audited (1) 12/31/03	Audited (1) 12/31/02
Assets
Cash and cash equivalents	$1,067,935	$7,304,362
Inventory, receivables and prepaids	8,076,800	4,395,861
Property, plant and equipment, net	6,861,747	4,947,354
Other assets	17,554,412	1,923,428
Total Assets	$33,560,894	$18,571,005

Liabilities & Shareholders’ Equity
Current liabilities	$6,661,769	$2,842,575
Long-term liabilities	3,908,830	300,518
Shareholders’ equity	22,990,295	15,427,912
Total Liabilities & Shareholders’ Equity	$33,560,894	$18,571,005

(1)  Derived from Audited Balance Sheet at 12/31/03 and 12/31/02.

Consolidated Statements of Operations

	Twelve Months Ended
	Dec 31, 2003	Dec 31, 2002
Sales	$19,603,441	$17,879,234
Cost of sales	11,626,944	9,503,690
Gross profit	7,976,497	8,375,544

Operating expenses:
Research and development	1,987,122	1,661,373
Write-off of In-Process R&D	2,650,000	0
Selling, general and administrative	3,082,446	2,272,717
Total operating expenses	7,719,568	3,934,090

Operating income	256,929	4,441,454

Other income (expense):
Interest expense	(51,727)	(22,918)
Interest income	39,787	78,233
Other	(8,873)	(4,196)
Total other income (expense)	(20,813)	51,119

Income before income taxes	236,116	4,492,573
Income tax benefit (expense)	72,641	(1,633,939)
Net Income	$308,757	$2,858,634

Earnings per share
Basic	$0.06	$0.61
Diluted	$0.06	$0.57

Weighted average shares
Basic	4,917,623	4,711,634
Diluted	5,168,675	4,973,966